Exhibit 99.1

                    Vulcan Announces Settlement of
                       Modesto, California Case


    BIRMINGHAM, Ala.--(BUSINESS WIRE)--Oct. 12, 2007--Vulcan Materials Company (NYSE:VMC) has reached an agreement with the City of Modesto, California to resolve the city's claims against Vulcan for alleged contamination from a dry cleaning compound, perchloroethylene, produced by several manufacturers, including the Company's former chloralkali chemicals business unit which was divested in June 2005. As a result, Vulcan will recognize a charge to discontinued operations of approximately 9 cents per diluted share in the third quarter of 2007. In order to be effective, this settlement agreement must be approved by the Modesto City Council and by the San Francisco Superior Court.

    Vulcan intends to pursue reimbursement for settlement costs, legal defense costs and any losses from other potential claims against it relating to this matter from several insurance companies who insured Vulcan during the relevant time periods involved in the litigation.

    Vulcan Materials Company, a member of the S&P 500 index, is the nation's largest producer of construction aggregates and a major producer of asphalt and concrete.


    CONTACT: Vulcan Materials Company
             Investor Contact:
             Mark Warren, 205-298-3220
             or
             Media Contact:
             David Donaldson, 205-298-3220